Exhibit 99.1

Tenet Announces Completion of Private Offering of

Senior Notes

DALLAS — June 25, 2014 — Tenet Healthcare Corporation (NYSE: THC) announced the successful completion of its previously announced private offering of $500 million aggregate principal amount of 5.00% Senior Notes due 2019 (the “notes”). The notes were offered as a reopening of Tenet’s 5.00% Senior Notes due 2019 issued on March 10, 2014.

The proceeds from the offering will be used to redeem Tenet’s 9.25% Senior Notes due 2015 and to pay for related transaction fees and expenses.

This news release is neither an offer to sell nor a solicitation of an offer to buy, nor shall there be any sale of, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Tenet

Tenet Healthcare Corporation, a leading healthcare services company, through its subsidiaries operates 79 hospitals, 189 outpatient centers and Conifer Health Solutions, a leader in business process solutions for healthcare providers serving more than 700 hospital and other clients nationwide. Tenet’s hospitals and related healthcare facilities are committed to providing high quality care to patients in the communities they serve. For more information, please visit www.tenethealth.com.

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Media: Steven Campanini (469) 893-2640	Investors: Thomas Rice (469) 893-2522
Steven.Campanini@tenethealth.com	Thomas.Rice@tenethealth.com

This release contains “forward-looking statements” — that is, statements that relate to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include, but are not limited to, the factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2013, and in our quarterly reports on Form 10-Q, periodic reports on Form 8-K and other filings with the Securities and Exchange Commission. The information contained in this release is as of the date hereof. The Company assumes no obligation to update forward-looking statements contained in this release as a result of new information or future events or developments.

Tenet uses its company website to provide important information to investors about the company including the posting of important announcements regarding financial performance and corporate developments.